Exhibit 99.1

NexImmune Announces $3.67 Million

Registered Direct Offering Priced At-the-Market

Under Nasdaq Rules

GAITHERSBURG, Md. – February 2, 2024 – NexImmune, Inc. (Nasdaq: NEXI) (the “Company”), a biotechnology company developing a novel approach to immunotherapy designed to orchestrate a targeted immune response by directing the function of antigen-specific T cells in oncology, autoimmune and infectious diseases, today announced that it has entered into a definitive agreement with a single healthcare focused institutional investor for the issuance and sale of an aggregate of 304,731 of its shares of common stock (or common stock equivalents in lieu thereof) at a purchase price of $12.05 per share (or per common stock equivalent in lieu thereof) in a registered direct offering priced at-the-market under Nasdaq rules. In a concurrent private placement, the Company has also agreed to issue and sell unregistered warrants to purchase up to an aggregate of 304,731 shares of its common stock. The unregistered warrants to be issued in this private placement will have an exercise price $12.05 per share, will become exercisable immediately upon issuance and have a term of two years from the date of issuance. The closing of the offering is expected to occur on or about February 6, 2024, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering are expected to be approximately $3.67 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the offering to seek additional financing and pursue potential business development and/or collaboration opportunities, and for working capital and general corporate purposes.

As previously disclosed in January 2024, the Company adjourned its special meeting of stockholders for the purpose of approving the liquidation and dissolution of the Company and the Plan of Liquidation and Dissolution (the “Special Meeting”), with the Special Meeting scheduled to reconvene on Wednesday, February 7, 2024, at 10:00 a.m., Eastern Time in a virtual format. As a result of this offering, the Company expects to postpone the Special Meeting.

The shares of common stock (or common stock equivalents) offered in the registered direct offering (but excluding the unregistered warrants and the shares of common stock underlying such unregistered warrants) described above are being offered and sold by the Company pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-263399), including a base prospectus, previously filed with the Securities and Exchange Commission (SEC) on March 9, 2022, and declared effective by the SEC on March 16, 2022. The offering of the shares of common stock (or common stock equivalents) to be issued in the registered direct offering are being made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus supplement and accompanying base prospectus, when available, may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The offer and sale of the unregistered warrants are being made in a transaction not involving a public offering and have not been registered under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506(b) of Regulation D promulgated thereunder and, along with the shares of common stock underlying such unregistered warrants, have not been registered under the Securities Act or applicable state securities laws. Accordingly, the unregistered warrants and the underlying shares of common stock may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About NexImmune

NexImmune is developing a novel approach to immunotherapy designed to employ the body’s own T cells to generate a specific, potent, and durable immune response. The backbone of NexImmune’s approach is a proprietary Artificial Immune Modulation (AIM™) nanoparticle technology platform. The AIM technology enables NexImmune to construct nanoparticles that function as synthetic dendritic cells capable of directing a specific T cell-mediated immune response. AIM constructed nanoparticles employ natural biology to engage, activate and expand endogenous T cells in ways that combine anti-tumor attributes of antigen-specific precision, potency and long-term persistence with reduced potential for off-target toxicities. NexImmune is focused on developing injectable AIM nanoparticle constructs and modalities for potential clinical evaluation in oncology, autoimmune disorders and infectious diseases.

Forward Looking Statements

This press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs and assumptions and on information currently available to management of NexImmune, Inc. (the “Company”). All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements concerning the completion of the offering, the satisfaction of customary closing conditions related to the offering, and the anticipated use of proceeds therefrom. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, market and other conditions, the risks and uncertainties set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (“SEC”) on March 28, 2023, and subsequent reports that we file with the SEC. Forward-looking statements represent the Company’s beliefs and assumptions only as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, the Company assumes no obligation to publicly update any forward-looking statements for any reason after the date of this press release to conform any of the forward-looking statements to actual results or to changes in its expectations.

Contacts:

NexImmune:

Chad Rubin

crubin@neximmune.com